Amended and Restated
Separation Agreement and Release

This Amended and Restated Separation Agreement and Release ("Agreement") entered into this 11th day of June, 1999, is made by and between Inso Corporation ("the Company") and Betty J. Savage ("the Executive"), and hereby amends, supersedes and replaces that certain Separation Agreement and Release, dated the 29th day of April, 1999, by and between the Company and the Executive, and constitutes the parties' agreement with respect to the termination of the Executive's employment with the Company and all of its subsidiaries and affiliates.

	1.	The Executive voluntarily resigns as an officer of the
Company and all of its subsidiaries and affiliates effective April 29, 1999 ("the Resignation Date") and as an employee with the Company and all of its subsidiaries and affiliates on January 13, 2002 ("the Termination
Date") except as described in paragraph 2. Executive shall execute and return to the Company the resignation letter attached hereto as Exhibit A contemporaneously with the execution and delivery of this Agreement.

	2.	During the period between the Resignation Date and the
Termination Date ("the Interim Period"), the Executive shall perform any special assignments reasonably requested by the Chief Executive Officer or President of the Company at reasonable times and places mutually agreeable to the parties. It is the intention of the parties that such special assignments would not unreasonably interfere with any future employment the Executive may undertake with an employer other than the Company. During the Interim Period, the Executive or his or her estate shall be paid as follows: for the period between the Resignation Date and July 13, 2000, the Executive shall be paid at an annualized rate of $160,000 - his or her base salary as in effect on the Resignation Date - (reduced by any amounts received under any disability insurance program, or other income replacement program available through the Company) in accordance with the Company's normal and customary pay practices for executive employees, subject to all applicable federal and state income, payroll, and other applicable tax withholding ("Base
Salary").  For the period from July 13, 2000 through
January 13, 2002, the Executive shall be paid a total of $80,000, payable pro rata during such period.
Additionally, if the Executive did not begin employment in a comparable position with an employer other than the Company by October 29, 2000 (the
"Extension Date"), then on April 29, 2001 the
Executive shall be paid a single lump-sum payment equal to the product of (a) the number of months (if any) between October 29, 2000 and April 29, 2001 during which the Executive did not begin employment in a comparable position with an employer other than the Company, and (b) one twelfth (1/12) of Base Salary.
For example, if the Executive began employment in a comparable position with an employer other than the Company twenty-one (21) months following the Resignation Date, then the Executive would be entitled to a lump-sum payment equal to three (3) months of Base Salary.

	3.	From April 29, 1999 to January 13, 2002, and subject to
the exceptions noted below, Executive and his or her family shall be entitled to continue his, her or their participation in the Company's medical, dental, vision care and life insurance and disability benefit plans to the same extent, and under the same conditions, that he or she may be a participant in such plans on April 29, 1999 regardless of the intervening death of Executive;
provided. however, such participation shall cease on the earlier of: (a) January 13, 2002, and (b) the last day of the month in which he or she may be covered by any plan, program or arrangement, sponsored by another employer offering substantially equivalent coverage.
Additionally, from April 29, 1999 to January 13, 2002, the Executive shall be entitled to continue his or her participation in the Company's 401K plan (including employer match).

	4.	On January 13, 2002, Executive shall be eligible to
continue medical, dental, and vision care benefits under the provisions of COBRA, and he or she will be notified of his or her COBRA rights at that time.

	5.	Executive's participation in Company benefit plans,
programs, and arrangements not enumerated in paragraph 3 above shall be governed by their terms. Executive's entitlement to further vacation, sick leave and other paid time off shall cease on the Resignation Date and any payments to which he or she may be entitled for earned but unused vacation shall be made to him or her within 15 days of the Resignation Date.

	6.	During the period from April 29, 1999 through January 13,
2002, any unexercised stock options issued to the Executive prior to April 29, 1999 shall continue to vest, and shall be subject to rules regarding exercise, as if the Executive were still an active employee of the Company, and all rights of an option holder which may arise on a change of control of the Company shall continue to accrue to the Executive during such time period.

	7.	Executive shall be entitled to an incentive compensation
payment of $50,000 which will be paid in the first pay period following June 11, 1999.

8. Anything contained in paragraphs 14 and 15 notwithstanding, the Company and Executive shall continue to be bound by the Non-Disclosure Agreement executed by Executive on March 2, 1994, which Agreement is incorporated herein by reference.

9. The Company shall seek Executive's agreement on any public announcement regarding his or her cessation of active employment, which agreement shall not be unreasonably withheld. The Executive confirms that he or she received and consented to the Company's press release attached as Exhibit B, hereto.

	10.	Upon request of Executive, the Company shall pay
for and retain a firm to provide Executive
Outplacement assistance of a kind and nature generally provided to other executives who have separated from the Company, including but not limited to resume preparation, administrative support, and general continuing counseling, for a maximum of 12 months. The Company shall also reimburse the Executive for reasonable legal fees incurred by the Executive in connection with this Agreement.

	11.	From and after the date of this Agreement, the Executive
shall continue to be entitled to indemnification as an "Officer" of the Company in accordance with Article V of the Company's By-laws as in effect as of the date of this Agreement notwithstanding any subsequent amendment to such By-laws. The term "Officer" shall have the meaning set forth in Article V of the Company's By-laws.

12.	Executive agrees to return to the Company prior to
the Resignation Date, all Company property including, but not limited to, vendor, supplier, and any other business or mailing lists, reports, files, memoranda, records and software, credit cards, desk or file keys, computer access codes or disks, and Company manuals. Executive further agrees that he or she will not retain any copies, duplicates, reproductions or excerpts of such property. Notwithstanding the foregoing, the Executive may retain her current computer equipment (including a computer printer to be provided to Executive by the Company), and may retain copies of the financial models she developed during her employment with the Company, provided that all Company confidential information be removed from the computer and from such models. Further, but subject in all cases to the Non-Disclosure Agreement executed by Executive on March 2, 1994, the Executive may retain copies of any Company documents which she deems reasonably necessary for the defense of any allegations that may be brought against her in connection with her employment with the Company.

	13.	Executive acknowledges that the Company will include a
copy of this Agreement as an exhibit to its Form 10-Q for the fiscal quarter ending July 31, 1999. Until such time as the Company includes a copy of this Agreement as an exhibit to its Form 10-Q, the Executive and Company represent and agree that they and their agents and representatives shall keep completely and strictly confidential the terms of this Agreement and any settlement negotiations that occurred in connection with this Agreement, except that (1) the Executive may disclose said information to his or her legal advisors, financial advisors and spouse providing that the Executive informs these persons of the confidentiality restriction and they agree to be bound by it; (2) the parties may disclose said information if agreed in writing by authorized agents of both parties; (3) as required by law; (4) in order to rebut any material misstatement by the other party. In the event that either party seeks to disclose the confidential information pursuant to (3) or (4) above, that party will give the other party at least ten (10) days advance written notice to provide an opportunity to contest disclosure.

14. Executive for himself or herself and on behalf of his or her heirs, executors, administrators and assigns, hereby remises, releases and fully discharges the Company and, to the extent applicable, its present, former, and future parent companies, subsidiaries and affiliates, and the officers, directors, employees, agents, successors and assigns of each of them ("the Released Parties") of and from any and all claims, rights and causes of action of all nature known, unknown, past, present, now foreseeable or unforeseeable, which he or she has or may hereafter have, in any way arising out of, connected with or related to Executive's employment with any of the Released Parties, the termination thereof or based upon information made known to Executive during employment with any of the Released
Parties. This Release shall include, but not be limited to, any claims, damages, rights and causes of action for wrongful discharge, breach of contract, discrimination or retaliation under any federal, state or local laws, rules, orders or regulations including Title VII the Civil Rights
Act of 1964, 42 U.S.C. Sec. 200 et. seq., the Massachusetts Civil Rights Act, M.G.L.c. 12 Sec. 11H and 11I, the Massachusetts Fair Employment Practices Act, M.G.L.c. 151b,
Sec. 12101 et. seq., and the Massachusetts Equal Rights Act, c.93, Sec. 102. This Release shall also include, but not be limited to, all claims, rights and causes of action for costs, attorney's fees, bounties, or percentage of awards or settlements which Executive may assert against or which may be asserted against the Company by others on Executive's behalf, or against any of the Released Parties. Executive and the Company intend and agree that this Release is to be a broad Release to apply to any relief or cause of action, no matter what it is called, and shall include, but not be limited to, claims, rights or causes of action for wages, benefits, bonuses, fines, back pay, share of awards, compensatory damages, and punitive damages; however, nothing in this Release shall be construed to bar claims for alleged breaches of this Agreement.

	15.	The Company, on its behalf, and to the extent applicable,
on behalf of its present, former and future parent companies, subsidiaries and affiliates, and officers, directors, agents, successors and assigns of each of them hereby remises, releases, and fully discharges Executive of and from all claims, demands, causes of action, damages and expenses, of any and every nature whatsoever, known, unknown, past, present, now foreseeable or unforeseeable as a result of actions, omissions or events occurring through the date of this Agreement in connection with his or her employment with the Company; however, nothing in this Release shall be construed to bar claims for alleged breaches of this Agreement.

	16.	Executive will not disparage or discuss the Company or
its agents, officers, servants or employees in a derogatory manner. Executive will at all times state, if asked, that the Company was and is a reputable company during his or her employment with the Company and that he or she was proud to have been associated with it. The Company will not disparage or discuss the Executive in a derogatory manner and will at all times state if asked, that the Executive conducted himself or herself honorably and is a reputable person.

	17.	The Executive herein represents that he or she has not
filed any complaints, charges or claims for release against the Released Parties with any local, state, or federal court or administrative agency which currently are outstanding.

	l8.	The payment by the Company of the consideration referred
to herein is not, and shall not be deemed, an admission of responsibility or liability by any of the Released
Parties.

19.	The Employee acknowledges that he or she has been given
twenty-one (21) days to consider this Agreement and has been advised to consult with an attorney before signing.

20.	This Agreement shall become effective on the eighth (8th)
day following the date on which it is signed by the Employee. The Employee may revoke this Agreement in the seven-day period following the date on which the Employee signs the Agreement by submitting a written revocation to the Company. Any payments due under this Agreement shall not be paid until the Effective Date of this Agreement, except as otherwise agreed.

	21.	Employee acknowledges that:

- He or she has read and understands this Agreement and understands fully its final and binding effect.
- None of the Released Parties had made any statements, promises or representations not set forth in this Agreement, and
Executive has not relied on any such statements, promises or representations.
- He or she has voluntarily signed this Agreement with the knowledge and understanding and full intention of releasing the Released Parties as set forth above.

22.	This Agreement is binding upon and shall inure to the
benefits of the parties hereto and their respective assigns, successors, heirs and personal representatives;
provided however that the Executive may not assign any rights or duties it may have hereunder without prior written consent of the Company.

23.	If any provision of this Agreement is judicially
determined to be invalid or unenforceable as written, then such provision shall, if possible, be modified and reformed to the degree necessary to render it valid and enforceable. Any such invalidity or unenforceability of any provision shall have no effect on the remainder of this Agreement which shall remain in full force and effect.

24.	This Agreement is to be governed and will be construed as a
sealed instrument under and in accordance with the laws of the Commonwealth of Massachusetts. If any dispute or disagreement arises between the parties relating to the terms of this Agreement, the parties shall attempt to mediate their differences through the offices of J.A.M.S./Endispute. If mediation does not resolve the dispute, the parties agree to binding arbitration with J.A.M.S./Endispute. The parties shall abide by and perform any arbitration award and such award shall be entered as a judgement by any court having jurisdiction thereof.

	25.	This Agreement, together with the document incorporated
herein by reference, constitutes theentire agreement between the parties hereto and supersedes all prior and contemporaneous negotiations, representations, understandings and agreements, whether written or oral.

IN WITNESS WHEREOF, the Company and Executive have entered into this Agreement on the date first above written.

Inso Corporation		               Betty J. Savage

By /s/ Jonathan Levitt	          /s/ Betty J. Savage
----------------------------	    ----------------------
Jonathan Levitt                 	Betty J. Savage


Attest:  /s/ Elaine Ouellette
------------------------------
Elaine Ouellette


Exhibit A
[print on letterhead]


DATE


Inso Corporation
31 St. James Avenue
Boston, MA 02116-4101


Attention:	Stephen Jaeger
	Chairman of the Board of Directors of Inso
Corporation

Dear Steve:

Effective April 29, 1999, I hereby resign any and all offices which I hold within Inso Corporation, its subsidiaries and affiliates, including without limitation:

Chief Financial Officer, Inso Corporation
Vice President, Inso Corporation
Treasurer, Inso Corporation




Sincerely,



/s/ Betty J. Savage
Betty J. Savage


Exhibit B

Press Release

PRESS CONTACT:
Donna M. Murno
Inso Corporation
617/753-6788 (Telephone)
617/753-6665 (Fax)
dmurno@inso.com

FOR IMMEDIATE RELEASE


Inso Corporation Announces Resignation of CFO Betty J. Savage


BOSTON, April 29, 1999 - Inso Corporation (NASDAQ: INSO) today announced that Betty J. Savage has resigned from her position as Vice President, Chief Financial Officer and Treasurer. Ms. Savage will remain with Inso to assist the Company during a transitional period of hiring a new Chief Financial Officer.

Ms. Savage, who has been with Inso since its inception in 1994, is leaving Inso to consider opportunities presented by other companies. Prior to joining Inso, Ms. Savage was employed with Ernst & Young LLP for more than fourteen years.

"I've known Betty and worked closely with her for many years," said Stephen O. Jaeger, Inso Chairman and Chief Executive Officer. "Betty has made a tremendous contribution to Inso during her tenure. She played an important role in Inso's initial public offering and two subsequent stock offerings. She oversaw the financial activities of more than 25 subsidiaries, both foreign and domestic. Betty also played a key role in the Company's 13 acquisitions, as well as the selling of our linguistic software business in early 1998. We are grateful to Betty for devoting long hours and hard work to completing the recent year-end audit before deciding to leave Inso and appreciate her dedication and loyalty to the Company throughout the years. We will miss her and wish her luck in her future endeavors."

Inso Corporation is a leading provider of tools for the management, exchange and dynamic delivery of critical business information. Inso's award-winning technology enables large corporations to manage, exchange and publish all types of information, from the simplest memo to the most complex multimedia document. For more information, visit the Inso Web site at http://www.inso.com.

###

Inso and the Inso logo are trademarks or registered trademarks of Inso Corporation in the United States and/or other countries.
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